Exhibit 5.3

Clayton Utz Lawyers Clayton Utz Lawyers Level 34 No. 1 O’Connell Street Sydney NSW 2000 Australia T +61 2 9353 4000 F +61 2 8220 6700 www.claytonutz.com

9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Level 10

2 Mill Street

Perth WA 6000

Australia

Barrick Gold Corporation

Brookfield Place, Canada Trust Tower

161 Bay Street, Suite 3700

Toronto Ontario

M5J 2S1

Canada

Our reference: 657/17216/80057491

Dear Sirs

Barrick (PD) Australia Finance Pty Ltd ACN 139 909 934: Offer to exchange all outstanding 4.950% notes due 2020 issued on 16 October 2009 for up to U.S.$400,000,000 aggregate principal amount of registered 4.950% notes due 2020 and offer to exchange all outstanding 5.950% notes due 2039 issued on 16 October 2009 for up to US$850,000,000 aggregate principal amount of registered 5.950% notes due 2039 (Exchange Notes)

Our role

1.	Our role

1.1	We have acted as Australian legal advisors to Barrick (PD) Australia Finance Pty Ltd ACN 139 909 934 (Company) in connection with the proposed issue by the Company of Exchange Notes pursuant to the Transaction Documents, as defined below.

1.2	The Company and Barrick Gold Corporation have filed, as of the date of this letter, with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (Securities Act), a combined registration statement on Form F-9 and Form F-4 (Registration Statement). The Registration Statement relates to the Company’s offer to exchange the Exchange Notes for all its outstanding 4.950% notes due 2020 issued on 16 October 2009 and 5.950% notes due 2039 issued on 16 October 2009 (Outstanding Notes) as set out in the preliminary short form prospectus (Prospectus) forming a part of the Registration Statement.

1.3	The Exchange Notes will be issued pursuant to the Trust Indenture (as defined below).

Clayton Utz Lawyers Clayton Utz Lawyers Level 34 No. 1 O’Connell Street Sydney NSW 2000 Australia T +61 2 9353 4000 F +61 2 8220 6700 www.claytonutz.com

9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

2.	Definitions

2.1	In this opinion unless expressly stated otherwise:

ASIC means the Australian Securities & Investments Commission.

Australian Tax Act means the Income Tax Assessment Act 1936 (Cth) of Australia.

Authorised Person means any two directors and/or a director and the company secretary of the Company.

Constitution means the provisions of the Corporations Act that apply to the Company as replaceable rules.

Corporations Act means the Corporations Act 2001 (Cth) of Australia.

Exchange Offer has the meaning given in the Registration Rights Agreement.

Purchase Agreement means the Purchase Agreement dated 13 October 2009 between the Company, the Parent and the Initial Purchasers.

Registration Rights Agreement means the Exchange and Registration Rights Agreement dated 16 October 2009 between the Company, the Parent and the Initial Purchasers.

Transaction Documents means:

(a)	the Trust Indenture;

(b)	the Purchase Agreement; and

(c)	the Registration Rights Agreement.

Trust Indenture means the Trust Indenture dated 16 October 2009 among the Company, Barrick Gold Corporation, as the parent (the Parent) and The Bank of New York Mellon, as trustee (the Trustee).

2.2	Terms defined in or for the purposes of the Trust Indenture have the same meanings when used in this opinion, unless otherwise defined.

3.	Relevant Jurisdictions and limitations to opinion

3.1	This opinion relates only to the statute laws of New South Wales and the Australian Capital Territory and to the federal laws of the Commonwealth of Australia that have application in New South Wales and the Australian Capital Territory, in each case, in force at, and to court decisions having application in New South Wales and the Australian Capital Territory as at, the date of this opinion. References to Relevant Law, Relevant Jurisdictions and Relevant Courts are to be construed accordingly.

3.2	We express no opinion:

(a)	as to the laws of any jurisdiction other than the Relevant Jurisdictions;

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Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(b)	as to the implications of any pending or foreshadowed legislative amendment or proposal in any Relevant Jurisdiction or any pending decision of any Relevant Court including but not limited to any matter not yet decided on appeal;

(c)	as to factual matters;

(d)	as to the exact interpretation which would be placed on any particular wording in any Transaction Document or Exchange Note by a court; or

(e)	on any other document or agreement (other than the Transaction Documents and Exchange Notes) referred to in any Transaction Document or Exchange Notes or on the rights and obligations of the parties under those other documents or agreements.

3.3	This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

3.4	This opinion is to be construed in accordance with, and our liability under it will be determined under, the laws of New South Wales and the federal laws of the Commonwealth of Australia that have application in New South Wales.

4.	Documents examined

4.1	We have examined and relied on an original execution copy, fax copy or pdf copy of the following:

(a)	a copy of each Transaction Document, signed by all parties;

(b)	a copy of the Registration Statement, signed by all parties, including the Prospectus forming a part of the Registration Statement; and

(c)	a certificate dated as of 9 November 2009 of a director or company secretary of the Company which attaches;

(i)	a copy of the circulating resolutions of the directors of the Company passed on 9 November 2009;

(ii)	a copy of the circulating resolutions of the directors of the Company passed on 13 October 2009; and

(iii)	a copy of the minutes of a meeting of the Company on 9 October 2009 resolving that no constitution be adopted for the Company and the replaceable rules be used in accordance with sections 135 and 141 of the Corporations Act to govern the Company, and which states, amongst other matters, that:

(iv)	the resolutions referred to in paragraph (i) above have not been amended, modified, or rescinded, and remain in full force and effect;

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Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(v)	the resolutions referred to in paragraphs (ii) and (iii) above have not been amended, modified or rescinded, other than by adoption of the resolutions referred to in paragraph (i) above, and remain in full force and effect.

4.2	Except as stated in this opinion, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and we have not made any other enquiries concerning the Company. In particular, we have not investigated whether the Company, by reason of the transactions contemplated by, or by reason of its obligations under, any Transaction Document or Exchange Note, will be in breach of its obligations under any other document.

5.	Searches

5.1	ASIC searches

We have relied on current extracts (ASIC Searches) obtained at 10.42am on 9 November 2009, prepared from the records of the Company where available to the public at ASIC. These records are not necessarily complete or up-to-date.

We have not examined any documents lodged by the Company with ASIC and have not made any searches other than the ASIC Searches.

6.	Assumptions

We have assumed without investigation:

(a)	(Authenticity): the authenticity of all signatures, seals and duty stamps;

(b)	(Conformity): the completeness and, in the case of copy documents, conformity to originals, of all documents submitted to us, and that none of such documents have been terminated, amended or revoked and that all other documents dated on or before the date of this letter and on which we have expressed reliance remain accurate;

(c)	(Authorisations and certifications): there has been no change to the authorisations and certifications referred to in paragraph 4.1 (Documents Examined) above and such authorisations and certifications remain in full force and effect and that, in respect of each resolution of directors of the Company referred to in paragraph 4.1 (Documents Examined), it was properly passed by circulating resolution of the Company;

(d)	(As to laws):

(i)	that all authorisations, approvals or licences required under any law (including any Relevant Law) for any party (other than, under any Relevant Law, the Company) to perform any of its obligations under any of the Transaction Documents or the Exchange Notes have been obtained, remain valid and subsisting and have been complied with;

(ii)	that under all laws, other than, in the case of the Company, the Relevant Laws, the Transaction Documents and the Exchange Notes constitute legal, valid and binding obligations of all parties to them enforceable in accordance with their terms;

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9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(iii)	that no law or official directive of a jurisdiction, other than a Relevant Jurisdiction, affects any of the opinions stated below; and

(iv)	that the implementation of the transactions effected by or contemplated under the Transaction Documents or the Exchange Notes will not involve an illegal purpose under any law, including any Relevant Law;

(e)	(Foreign Jurisdictions): that insofar as any obligation under any Transaction Document or the Exchange Notes is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be contrary to an official directive, impossible, illegal or unenforceable under the law of that jurisdiction;

(f)	(Corporate benefit and proper performance of duties): that the officers of the Company, in determining that the Company should enter into the Transaction Documents and the Exchange Notes and perform its obligations under the Transaction Documents and the Exchange Notes, exercise their powers in good faith in the best interests of the Company (or, where permitted under section 187 of the Corporations Act, any holding company of the Company) and for a proper purpose and the officers of the Company properly perform all of their other duties to the Company, and that the Transaction Documents and the Exchange Notes were or will be (as the case may be) entered into by the Company for its corporate benefit, in its best interests, for the purposes of its business and on arm’s length terms;

(g)	(No winding up): that the Company has not passed a voluntary winding-up resolution and that no application has been made to, or order made by, a court for winding-up the Company and that no controller (as defined in the Corporations Act) or administrator has been appointed to the Company. No ASIC Search discloses any filing in respect of these matters in connection with the Company;

(h)	(Solvency): that immediately prior to and following execution of the Transaction Documents and the issue of the Outstanding Notes the Company was, and continues to be, solvent and that the Company not will become insolvent because of, or because of matters including, issuing any Exchange Note or a person doing an act or making an omission for the purposes of giving effect to any of the transactions effected by or contemplated under any of the Transaction Documents, the Outstanding Notes or the Exchange Notes;

(i)	(Part 5.7B): that no transaction in connection with the Transaction Documents or the Exchange Notes constitutes an unfair loan or an unreasonable director-related transaction for the purposes of 588FD or 588FDA, respectively, of the Corporations Act, or an uncommercial transaction or an insolvent transaction within the meaning of sections 588FB or 588FC, respectively, of the Corporations Act;

(j)	(Exchange Notes):

(i)	that each Exchange Note will be in substantially the form contemplated by the Transaction Documents and having such terms and conditions as are approved or deemed necessary, appropriate or desirable by a duly Authorised Person of the Company;

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9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(ii)	that each Exchange Note will be issued and duly executed by the Company in accordance with the Transaction Documents and authenticated by the Trustee;

(iii)	that each Exchange Note will be issued with substantially the same terms as the Outstanding Notes, in an aggregate principal amount up to the aggregate principal amount of Outstanding Notes of each series outstanding at such time of issuance;

(iv)	that each Exchange Note that is issued in exchange for any Outstanding Notes upon the acceptance of the Exchange Offer will be as contemplated in, and be in accordance with, the terms of the initial offer of the Outstanding Notes and the Registration Rights Agreement;

(v)	that the Company will not receive any proceeds from the Exchange Offer and each Exchange Note will be issued as evidence of the same continuing indebtedness of the Company and will not constitute the creation of new indebtedness; and

(vi)	in the case of Exchange Notes in registered form, that the Exchange Notes will be entered on the Register in a manner contemplated by the Trust Indenture;

(k)	(No amendment, termination or repudiation): that no Transaction Document or Outstanding Note has been amended or terminated, no party to any of the Transaction Documents (other than the Company) has repudiated its obligations under any Transaction Document to which it is expressed to be a party and no party to the Transaction Documents has accepted the repudiation or termination by any other party of that party’s obligations under any Transaction Document, or purported to do any of these things;

(l)	(Misrepresentation): that the representations and warranties as to matters of fact contained in the Transaction Documents are true and accurate;

(m)	(No sham): that each Transaction Document represents the intention of the parties to it and that the parties have not in fact made some other different and separate contract between them and agreed that any Transaction Document should not give rise to legally enforceable rights or liabilities or give rise to different rights or liabilities from those set out in that Transaction Document and that no party has entered into a Transaction Document to which it is expressed to be a party for a purpose that is not apparent on the face of that Transaction Document;

(n)	(Code of Banking Practice): that the Code of Banking Practice does not apply to the Transaction Documents;

(o)

(Provision of financial services): that each party who carries on a financial services business in Australia and who provides financial services in connection with the Transaction Documents, the Outstanding Notes or the Exchange Notes at all relevant times either holds an “Australian financial services licence” (as defined in the

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9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

Corporations Act) covering the provision of those financial services and is complying with its obligations under that licence or is not required to hold such a licence as a result of an exemption available in accordance with the Corporations Act;

(p)	(Financial assistance and related parties): that the Company, and any entity that controls the Company, will not contravene section 260A or Chapter 2E of the Corporations Act by issuing any Exchange Note or giving effect to any transaction contemplated in any Transaction Document or Exchange Note; and

(q)	(Misleading and deceptive conduct): that no person has been, or will be, engaged in conduct that is unconscionable, dishonest, misleading or deceptive, or likely to mislead or deceive.

We have not taken any action to verify the accuracy of the assumptions set out in this paragraph 6 (Assumptions) beyond those searches expressly referred to in paragraph 5 (Searches), however the Clayton Utz personnel with primary responsibility for acting in connection with this matter (namely Louise McCoach, Kristen Hansen and Louisa Wu) do not have actual knowledge that any of the assumptions set out in this paragraph 6 (Assumptions) are incorrect.

7.	Opinion

Based on the documents listed in paragraph 4.1 (Documents Examined) and the ASIC Searches listed in paragraph 5 (Searches) and subject to the assumptions and qualifications set out in this opinion and to matters not disclosed to us, we are of the opinion that:

(a)	(Duly authorised; no contravention): the issue of the Exchange Notes by the Company:

(i)	is within the Company’s corporate powers;

(ii)	has been duly authorised by all necessary corporate action by or on behalf of the Company; and

(iii)	does not:

A.	contravene the Company’s Constitution; or

B.	violate any Relevant Law applicable to companies generally;

(b)	(Legal, valid and binding): the Exchange Notes (when duly executed by the Company, issued in accordance with the Transaction Documents and authenticated by the Trustee and, in the case of any Exchange Notes in registered form, when registered in the Register) will, in the Relevant Jurisdictions, constitute legal, valid and binding obligations of the Company (their enforceability being a matter of New York Law); and

(c)

(Prospectus): the statements contained in the Prospectus under the heading “Australian Income Tax Considerations” are a fair and accurate summary of, at the date of the Registration Statement of which the Prospectus forms a part, the laws of the Relevant Jurisdictions relating to withholding tax treatment of payments of interest on

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9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

the Exchange Notes to non-residents of Australia for tax purposes (and certain other matters).

8.	Qualifications

Our opinion is subject to the following qualifications:

(a)	(Enforceability): the expression “enforceable” means that the obligations are of the type which the Relevant Courts enforce but does not mean that the obligations will necessarily be enforced in all circumstances;

(b)	(Enforcement action): a party to a Transaction Document may seek to enforce such Transaction Document or any Exchange Note in the State of New York or in a Relevant Jurisdiction. If enforcement action is taken in any Relevant Jurisdiction (other than in relation to an existing relevant judgment of a court of the State of New York or court of the United States of America located in the State of New York), the relevant enforcing parties must prove as a matter of fact before the Relevant Courts that part of New York Law or U.S. federal law which is relevant to the enforcement action;

(c)	(General matters): the ability of any party to a Transaction Document to enforce its rights under such Transaction Document or the Exchange Notes is subject to:

(i)	the application of laws relating to insolvency, liquidation, winding up, receivership, reorganisation, administration, moratoria, court schemes and any other laws affecting creditors’ rights generally;

(ii)	the general principles of equity, which provide that equitable remedies are discretionary, subject to equitable defences and are not available where damages are considered by a Relevant Court to be an adequate remedy;

(iii)	claims becoming barred under statutes imposing limited periods within which proceedings can be brought;

(iv)	defences of set-off, abatement or counterclaim;

(v)	fraud (whether equitable or otherwise), the general common law doctrines of estoppel in relation to representations, acts or omissions of creditors and of frustration and to statutory prohibitions of misleading, deceptive or unconscionable conduct;

(vi)	the general jurisdiction of the Relevant Courts to award costs, even as against a successful party;

(vii)	the discretion vested in the Relevant Courts to stay any proceedings commenced against the Company if there are other proceedings in other jurisdictions simultaneously on foot against the Company;

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Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(viii)	each Relevant Court’s discretion to disregard any provision that any entry, calculation or certification by any party to the Transaction Documents is to be conclusive and binding;

(ix)	any Relevant Law requirements that any discretion be exercised reasonably and that any determination of a matter in a party’s opinion be based on reasonable grounds;

(x)	each Relevant Court’s discretion to determine whether any provision is severable;

(xi)	a Relevant Court will not enforce a provision which is in the nature of a penalty;

(xii)	a Relevant Court may give judgment for a monetary amount in Australian dollars rather than a foreign currency; and

(xiii)	a Relevant Court will not give effect to a choice of laws to govern any Transaction Document or the Exchange Notes or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the place in which the court is situated;

(d)	(Payment restrictions): laws and regulations in Australia:

(i)	prohibit or restrict dealings with the assets of persons and entities considered to be associated with terrorism and any transactions with, or on behalf of, those persons and entities; and

(ii)	restrict certain payments to, or transactions in relation to, a person or entity against whom the Commonwealth of Australia has imposed economic, political or other international sanctions;

(e)	(Maintain Register): Chapter 2C of the Corporations Act (Chapter 2C) requires a company that issues debentures (which may include the Exchange Notes) to set up and maintain a register of holders of such debentures in accordance with the requirements of Chapter 2C. Failure to do so gives rise to an offence by the Company, however, section 171(2) of the Corporations Act provides that a failure to comply with section 171(1) of the Corporations Act (which relates to the information that must be contained in a register of debenture holders) in relation to a debenture does not affect the debenture itself. If the Exchange Notes are bearer securities, compliance with Chapter 2C may not be possible to the extent that the Register is required to reflect the holders of the Exchange Notes at all times. It is at least arguable that in the case of bearer securities Chapter 2C does not require more than the entry into the Register of details in respect of the initial holders of those Exchange Notes, as this is all that can be reasonably done. However, this is not beyond doubt;

(f)

(Registration Statement): except as expressly provided in paragraph 7(c) (Prospectus), we express no opinion in respect of the Registration Statement (including the Prospectus which forms a part of the Registration Statement), and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the

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9 November 2009

Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it. Furthermore we express no opinion as to whether the Registration Statement contains all the information required in order for the issuance, offer and sale of the Exchange Notes not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any law; and

(g)	(No opinion): we express no opinion as to:

(i)	the enforceability of any obligations to negotiate in good faith (or similar);

(ii)	the operation of any provision in any Transaction Document or Exchange Note requiring written amendments and waivers in respect of that Transaction Document or Exchange Note insofar as they suggest that oral or other amendments or waivers could not be effectively agreed on or granted between or by the parties or by a duly authorised agent;

(iii)	the enforceability of any currency indemnity or any indemnity for legal costs or breach of any law;

(iv)	the title of any party to the Transaction Documents to any asset (wherever situated) or the existence of any asset (wherever situated);

(v)	except as expressly stated in this opinion, Australian tax law; or

(vi)	except as expressly stated in this opinion, we make no comment and do not opine on and are not to be regarded as accepting responsibility as experts or otherwise for any statements or other matters in, or implied by, the Registration Statement, including the Prospectus.

9.	Benefit

This opinion is given as of 4:00 pm Sydney time on the date of this letter in relation to Australian law as it stands at that time. It is for the benefit of the addressees only and may not, without our prior written consent, be:

(a)	relied on by another person;

(b)	disclosed to any person except:

(i)	to persons who in the ordinary course of business have access to your papers and records on the basis they will make no further disclosure;

(ii)	if required by law or to any governmental agency or regulatory authority having jurisdiction over you or with whose official directives or requests reasonably responsible financiers in your position generally comply in the course of their business;

(iii)	in connection with any legal action to which an addressee is a party arising out of any of the Transaction Documents or any Exchange Note; or

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Barrick (PD) Australia Finance Pty Ltd

Barrick Gold Corporation

(iv)	in connection with any proposed assignment of or participation in, and in accordance with the terms of, a Transaction Document.

This consent is expressly limited to any such disclosure and is not a consent to any other matter and is not an acknowledgment of any liability by us to any person to whom disclosure is made; or

(c)	filed with a government or other agency or quoted or referred to in a public document.

10.	Consent

Notwithstanding paragraph 9 above (Benefit), we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act.

Yours faithfully

/s/ Louise McCoach

Louise McCoach, Partner

+61 2 9353 4679

lmccoach@claytonutz.com